Form N-SAR, Sub-Item 77C
Submission of matters to a vote of security holders


Nuveen Massachusetts Premium Income Municipal Fund
811-07486

The annual meeting of shareholders was held in the offices of Nuveen Investments on November 14, 2012;
at this meeting the shareholders were asked to vote on the election of Board Members, the elimination of a Fundamental Investment Policy and the approval of a new Fundamental Investment Policy. The meeting was subsequently adjourned to December 14, 2012 and January 24, 2013.


Voting results for the 11/14/12 meeting are as follows:

<c> Common and Preferred Shares voting
together as a class
<c>  Preferred Shares
To approve the elimination of the fundamental policies relating to the Funds ability to make loans.


   For
            1,711,427
               595,070
   Against
               190,969
                 73,500
   Abstain
               132,009
                 85,850
   Broker Non-Votes
            5,706,441
            2,525,235
      Total
            7,740,846
            3,279,655



To approve the new fundamental policy
relating to the Funds ability to make
loans.


   For
            1,694,628
               595,070
   Against
               203,795
                 73,500
   Abstain
               135,982
                 85,850
   Broker Non-Votes
            5,706,441
            2,525,235
      Total
            7,740,846
            3,279,655

Proxy materials for the annual meeting are herein incorporated by reference to the SEC filing on October 16, 2012, under Conformed Submission Type DEF 14A, accession number 0000950123-12-424609.